Filed Pursuant to Rule 424(b)(3) and (c)
File No. 333-126312
Prospectus Supplement
(To Prospectus dated July 13, 2005)

671,141 Shares

STRATEGIC HOTELS & RESORTS, INC.

COMMON STOCK

This prospectus supplement supplements the prospectus, dated July 13, 2005, of Strategic Hotels & Resorts, Inc. relating to the resale by selling stockholders of our common stock.  This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supercedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto.

Shares of our common stock are listed on the New York Stock Exchange under the symbol “BEE”. On September 11, 2007, the last reported sales price of our common stock on the New York Stock Exchange was $20.90 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 11, 2007

                The information set forth on pages 2 and 3 of the prospectus under the caption “Selling Stockholders” is hereby amended and restated as follows:

SELLING STOCKHOLDERS

The following table sets forth, as of the date of this prospectus supplement: (i) the name of each selling stockholder; (ii) the number of shares of common stock beneficially owned by each selling stockholder; (iii) the maximum number of shares of common stock which may be offered for the account of each selling stockholder and (iv) the number and percentage of shares of common stock that will be beneficially owned by each selling stockholder following the offering to which this prospectus supplement relates.  The information with respect to ownership after the offering assumes the sale of all of the shares of common stock offered and no purchases of additional shares.  The information is based on information provided by or on behalf of the selling stockholders.

 We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.  The selling stockholders may offer all or part of the shares covered by this prospectus supplement at any time or from time to time.

Name	Total Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Total Number of Shares of Common Stock that may be Offered for the Account of the Selling Stockholder	Total Number of Shares of Common Stock to be Beneficially Owned after this Offering	Percentage of Shares of Common Stock to be Beneficially Owned after this Offering
David Rockefeller	564,096	564,096	0	*
DR & Descendants, L.L.C.	15,966	15,966	0	*
Rockmark Corporation	2,526	2,526	0	*
EC Holdings, Inc.	55,789	55,789	0	*
Portman Family Trust	26,694	26,694	0	*
James and Sharon Bronkema Trust	5,636	5,636	0	*
George M. Topliff	434	434	0	*
 __________________________

* Less than one percent.